Exhibit J

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
CitiFunds Institutional Trust:

We consent to the use of our reports, incorporated herein by reference, dated October 26, 2006, for Citi Institutional Enhanced Income Fund, Citi Institutional Cash Reserves, Citi Fund Institutional Liquid Reserves, Citi Institutional Tax Free Reserves, Citi Institutional U.S. Treasury Reserves, each a series of CitiFunds Institutional Trust, as of August 31, 2006 and to the references to our firm under the headings “Financial highlights and Financial Statements” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

KPMG LLP

New York, New York
December 27, 2006